                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                      FORM 11-K

(Mark One):

(x) ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         For the year ended December 31, 1998

                                          OR

( ) TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934.


For the transition period from _________ to _____________


Commission File Number  1-12718

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           FOUNDATION HEALTH SYSTEMS, INC.
                            401(k) ASSOCIATE SAVINGS PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           FOUNDATION HEALTH SYSTEMS, INC.
                                 21650 OXNARD STREET
                          WOODLAND HILLS, CALIFORNIA  91367

C.      Exhibits.             Exhibit Index

        23.1 Consent of Deloitte & Touche LLP, a copy of which is filed herewith.

        99.1 Financial Statements as of and for the Years Ended December 31, 1998 and 1997 and Independent Auditors' Report of Foundation Health
                              Systems, Inc. 401(k) Associate Savings Plan